Exhibit 99.1

Company Contact: Senesco Technologies, Inc. Bruce Galton Chief Executive Officer (bgalton@senesco.com) (732) 296-8400	Investor Relations Contact: Lippert/Heilshorn & Associates Kim Sutton Golodetz (kgolodetz@lhai.com) 212-838-3777

SENESCO TECHNOLOGIES APPOINTS DR. JAMES W. MIER TO ITS SCIENTIFIC
ADVISORY BOARD

NEW BRUNSWICK, N.J. (April 12, 2007)—Senesco Technologies, Inc. (“Senesco” or the “Company”) (AMEX: SNT) today announced that James W. Mier, M.D. has agreed to join the Company’s Scientific Advisory Board (“SAB”).  Dr. Mier is both an Associate Professor of Medicine and a practicing physician in the Department of Hematology-Oncology at Beth Israel Deaconess Medical Center, a teaching hospital of Harvard Medical School.  Dr. Mier’s research is funded by the NIH’s National Cancer Institute among others.

Dr. Mier joins Dr. Alan B. Bennett, Chairman of the Company’s SAB and Associate Vice Chancellor of Research at the University of California, Davis and Dr. Charles A. Dinarello, Professor of Medicine at the University of Colorado School of Medicine. Dr. Russell Jones, Professor of Plant Biology at the University of California, Berkeley, has stepped down as he is pursuing an overseas position.

“Having an oncologist of Dr. Mier’s stature join our SAB will be very helpful in terms of planning our cancer research and development going forward,” said Senesco’s Executive Vice-President of Research, Dr. John E. Thompson.  “Dr. Mier’s input will be particularly valuable as we work to move our human health technology beyond the preclinical phase of development.  We would also like to take this opportunity to thank Dr. Jones for his five years of service on our SAB.  His expertise in plant biology was a great resource for Senesco.”

About Senesco Technologies, Inc.

Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if its technology is applicable in human medicine. Accelerating apoptosis may have applications to the development of cancer treatments. Delaying apoptosis may have applications to certain diseases such as glaucoma, ischemia and arthritis, among others. Senesco takes its name from the scientific term for the aging of plant cells: senescence. The Company has developed technology that regulates the onset of cell death. Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress for flowers, fruits and vegetables. In addition to its human health research programs, the Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence. Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products. Senesco is headquartered in New Brunswick, N.J.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the successful conversion of the Company’s letter of intent into a license agreement; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”).  As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

# # #